UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  January 11, 2012

Urologix, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-28414	41-1697237
(Commission File Number)	(I.R.S. Employer Identification No.)

14405 21st Avenue North Minneapolis, MN	55447
(Address Of Principal Executive Offices)	(Zip Code)

(763) 475-1400

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 4 through 8 are not applicable and are therefore omitted.

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

ITEM 3.03	MATERIAL MODIFICATION OF RIGHTS OF SECURITY HOLDERS

On January 11, 2012, Urologix, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (“SVB”). A copy of the Loan Agreement is attached hereto as Exhibit 10.1.

Under the Loan Agreement, SVB will make revolving advances to the Company of the lesser of $2.0 million or the defined borrowing base consisting of 80% of eligible accounts. All amounts borrowed by the Company under this revolving line of credit with SVB will be due January 11, 2014. However, the Company must immediately repay the line of credit by the amount the aggregate outstanding advances exceed the lesser of $2.0 million or the borrowing base, together with accrued interest at a default rate of 5.0% above the otherwise applicable rate. In general, if the Company’s unrestricted cash maintained at SVB for the immediately preceding month is greater than the outstanding obligations and there is no event of default continuing, the Company will be “Streamline Eligible.” If the Company is not Streamline Eligible, proceeds from the disposition of the collateral securing the line of credit (which would include collections on accounts receivable) would be paid to SVB and applied on a daily basis to the Company’s obligations under the Loan Agreement. If the Company is Streamline Eligible, proceeds from the disposition of collateral will be delivered to the Company’s lock-box account at SVB and not be automatically applied to the outstanding obligations under the Loan Agreement. If the line of credit terminates prior to the January 11, 2014 maturity date either at the Company’s election or at SVB’s election due to the occurrence and continuance of an event of default, the Company must pay a fee of $20,000.

The principal amount outstanding under the revolving line of credit will accrue interest at a floating per annum rate equal to either the prime rate plus 3.75% if the Company is not Streamline Eligible or the prime rate plus 2.75% if the Company is Streamline Eligible. Interest is payable monthly.

In connection with the Loan Agreement, the Company granted SVB a first priority security interest in certain properties, rights and assets of the Company, specifically excluding intellectual property (but including accounts and proceeds of intellectual property).

The Loan Agreement contains customary affirmative and negative covenants and requirements relating to the Company and its operations. The affirmative covenants require, among other things, that the Company deliver to SVB of monthly, quarterly, and annual financial statements, budgets, transaction reports, and other financial and accounts receivable information. There are also affirmative covenants relating to the compliance of the Company and its business with applicable law, handling of accounts receivable, remittance of proceeds from collateral, taxes, access to collateral and the Company’s books and records, insurance, maintenance of operating accounts, and protection of intellectual property rights.  The Company also must meet a financial covenant that requires the Company’s maximum loss, on a trailing three month period, not be greater than $1.5 million, tested on the last day of each month. The negative covenants prohibit the Company, without the consent of SVB, from making certain sales or transfers of its property, making changes in its business, management, ownership or location, merging with or acquiring any other company, incurring indebtedness (including subordinated debt), encumbering its assets, and entering into certain transactions with affiliates.

The Loan Agreement also prohibits the Company from making any dividends, distributions or payments on the Company’s capital stock, including the Company’s common stock, $0.01 par value, or from redeeming, retiring or repurchasing any capital stock, including the Company’s common stock, $0.01 par value.

The Company will pay fees to SVB in consideration of the revolving line of credit, including (i) a commitment fee of $30,000, half of which was due on January 11, 2012 and half of which will be due January 11, 2013; (ii) an unused revolving line facility fee, payable monthly, in arrears, on a calendar year basis, in an amount equal to 0.50% per annum of the average unused portion of the revolving line, as determined by SVB; (iii) a monthly collateral monitoring fee of $750 payable in arrears on the last day of each month for each month the Company is not Streamline Eligible; and (iv) legal expenses of SVB not to exceed $10,000. The Company previously paid SVB a fee of $25,000 and the unused portion of that fee will be applied to the commitment fee.

The foregoing summary of the Loan Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Loan Agreement attached hereto as an exhibit.

On January 12, 2012, the Company issued a press release announcing the Loan Agreement.  A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
10.1	Loan and Security Agreement dated January 11, 2012 by and between Silicon Valley Bank and Urologix, Inc.

99.1	Press Release by Urologix, Inc. issued January 12, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UROLOGIX, INC.

By:	/s/ Brian J. Smrdel
Brian J. Smrdel Chief Financial Officer

Date:  January 17, 2012